EXHIBIT 10.4

CHANGE IN CONTROL
SEVERANCE AGREEMENT
This CHANGE IN CONTROL SEVERANCE AGREEMENT (this “Agreement”), dated and effective as of this ____ day of ____________ (the “Effective Date”) is made and entered into by and between Cliffs Natural Resources Inc., an Ohio corporation (the “Company”), and ____________ (the “Executive”).
W I T N E S S E T H:
WHEREAS, the Executive is a key employee of the Company or one or more of its Subsidiaries who is expected to make major contributions to the short‑ and long‑term profitability, growth and financial strength of the Company;
WHEREAS, the Company recognizes that, as is the case for most publicly held companies, the possibility of a Change in Control (as defined below) exists;
WHEREAS, the Company desires to assure itself of both present and future continuity of management and desires to establish certain minimum severance benefits for certain of its executives, including the Executive, applicable in the event of a Change in Control;
WHEREAS, the Company wishes to ensure that its executives are not distracted from discharging their duties in respect of a proposed or actual transaction involving a Change in Control; and
WHEREAS, the Company desires to provide additional inducement for the Executive to continue to remain in the employ of the Company.
NOW, THEREFORE, the Company and the Executive agree as follows:
Section 1.Certain Defined Terms. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:
(a)    “Base Pay” means the Executive’s annual base salary rate as in effect from time to time.
(b)    “Board” means the Board of Directors of the Company.
(c)    “Cause” means that, prior to any termination pursuant to Section 3(a) or (b), the Executive shall have committed:
(i)and been convicted of a criminal violation involving fraud, embezzlement or theft in connection with his duties or in the course of his employment with the Company or any Subsidiary;

(i)    intentional wrongful damage to property of the Company or any Subsidiary;
(ii)    intentional wrongful disclosure of secret processes or confidential information of the Company or any Subsidiary; or
(iii)    intentional wrongful engagement in any Competitive Activity;
and any such act shall have been demonstrably and materially harmful to the Company or any Subsidiary. For purposes of this Agreement, no act or failure to act on the part of the Executive shall be deemed “intentional” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done or omitted to be done by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Company or Subsidiary, as applicable. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for “Cause” hereunder unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three quarters of the Board then in office at a meeting of the Board called and held for such purpose, after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel (if the Executive chooses to have counsel present at such meeting), to be heard before the Board, finding that, in the good faith opinion of the Board, the Executive had committed an act constituting “Cause” as herein defined and specifying the particulars thereof in detail. Nothing herein will limit the right of the Executive or his beneficiaries to contest the validity or propriety of any such determination.
(d)    “Change in Control” means:
(i)    any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 1(d)(i), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliated Company or (D) any acquisition pursuant to a transaction that complies with Sections (1)(d)(iii)(A), (1)(d)(iii)(B) and (1)(d)(iii)(C), below;
(ii)    individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board;

(iii)    consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or securities of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non‑corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, and (B) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or
(iv)    approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
Notwithstanding the foregoing, with respect to any compensation hereunder (i) that is subject to Code Section 409A and (ii) for which a Change in Control would accelerate the timing of payment thereunder, the term “Change in Control” shall mean a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company, each as defined in Code Section 409A and authoritative guidance thereunder, but only to the extent inconsistent with the above definition and as determined by the Company to be necessary to avoid the incurrence of tax penalties under Code Section 409A.
(e)    “Code” shall mean the Internal Revenue Code of 1986 and regulations thereunder, both as amended from time to time.
(f)    “Competitive Activity” means the Executive’s participation, without the written consent of an officer of the Company, in the management of any business enterprise if such enterprise engages in substantial and direct competition with the Company and such enterprise’s sales of any product or service competitive with any product or service of the Company amounted to at least 10% of the Company’s net sales for its most recently completed fiscal year. “Competitive Activity” will not include (i) the ownership of less than 5% of the securities in any such enterprise and/or the exercise of rights appurtenant thereto or (ii) participation in the management of any such enterprise other than in connection with the competitive operations of such enterprise.
(g)    “Controlled Group” means the Company and all other persons or entities that would be considered a single employer under Code Section 414(b) and/or 414(c) provided that in such Code Sections “50%” shall be used wherever “80%” appears, but only during the periods any such corporation, business organization or member would be so considered under Code Section 414(b) and/or 414(c).
(h)    “Continuation Period” means the XXX-year period commencing on the date of the Executive’s Separation from Service.
(i)    “Employee Benefits” means the perquisites, benefits and service credit for benefits as provided under any and all employee retirement income, incentive compensation and/or welfare benefit policies, plans, programs or arrangements in which the Executive is entitled to participate, including without limitation any savings, pension, supplemental executive retirement, or other retirement income or welfare benefit, deferred compensation, incentive compensation, group or other life, health, medical/hospital or other insurance (whether funded by actual insurance or self‑insured by the Company or a Subsidiary), disability, salary continuation, expense reimbursement and other employee benefit policies, plans, programs or arrangements that may now exist or any equivalent successor policies, plans, programs or arrangements that may be adopted hereafter by the Company or a Subsidiary, providing perquisites, benefits and service credit for benefits at least as great in value in the aggregate as are payable thereunder prior to a Change in Control.
(j)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(k)    “Good Reason” means the initial occurrence, without the Executive’s consent, of one or more of the following events:
(i)    a material diminution in his Base Pay;
(ii)    a material diminution in his authority, duties or responsibilities;
(iii)    a material change in the geographic location at which he must perform services;
(iv)    a material reduction in his Incentive Pay opportunity; and
(v)    any other action or inaction that constitutes a material breach by his employer of the employment agreement, if any, under which he provides services;
provided, however, that “Good Reason” shall not be deemed to exist unless:
(A)    the Executive has provided notice to his employer of the existence of one or more of the conditions listed in (i) through (v) above within 90 days after the initial occurrence of such condition or conditions;
(B)    such condition or conditions have not been cured by his employer within 30 days after receipt of such notice, and
(C)    the Executive actually terminates his employment with his employer within 60 days after his employer’s receipt of such notice.

(l)    “Incentive Pay” means an annual bonus, incentive or other payment of compensation, in addition to Base Pay, made or to be made in regard to services rendered in any year or other period pursuant to any bonus, incentive, profit‑sharing, performance, discretionary pay or similar agreement, policy, plan, program or arrangement (whether or not funded) of the Company or a Subsidiary, or any successor thereto.
(m)    “Parent” shall mean the entity that owns at least 50% of the total fair market value and total voting power of the Controlled Group member that employs the Executive.
(n)    “Protection Period” means the period of time commencing on the date of the first occurrence of a Change in Control and continuing until the earlier of (i) the second anniversary of the occurrence of the Change in Control, or (ii) the Executive’s death.
(o)    “Retirement Plans” means the Company defined benefit pension plan, supplemental executive retirement, excess benefits and retiree medical, life and similar benefit plans providing retirement perquisites, benefits and service credit for benefits at least as great in value in the aggregate as are payable thereunder prior to a Change in Control.
(p)    “Separation from Service” means the Executive’s separation from service within the meaning of Code Section 409A with the Company and all members of the Controlled Group, for any reason, including without limitation, quit, discharge, or retirement, or a leave of absence (including military leave, sick leave, or other bona fide leave of absence such as temporary employment by the government if the period of such leave exceeds the greater of six months or the period for which the Executive’s right to reemployment is provided either by statute or by contract). “Separation from Service” also means the permanent decrease in the Executive’s service for the Company and all Controlled Group members to a level that is no more than 20% of its prior level. For this purpose, whether a Separation from Service has occurred is determined based on whether it is reasonably anticipated that no further services as an employee will be performed by the Executive after a certain date or that the level of bona fide services the Executive will perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than 20% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services if the Executive has been providing services less than 36 months).
(q)    “Severance Compensation” means the severance pay and other benefits provided by Sections 4(a) and (b).
(r)    “Subsidiary” means an entity in which the Company directly or indirectly beneficially owns 50% or more of the outstanding capital or profits interests or Voting Stock.
(s)    “Supplemental Retirement Plan” or “SRP” means the Cliffs Natural Resources Inc. Supplemental Retirement Benefit Plan (as Amended and Restated as of December 1, 2006), as it may be amended prior to a Change in Control, and modified as provided in Annex A.
(t)    “Term” means the period commencing as of September ___, 2014 and expiring as of the later of (i) the close of business on December 31, 2016, or (ii) the expiration of the Protection Period; provided, however, that (A) on January 1, 2015, and each January 1 thereafter, the Term will automatically be extended for one additional year unless, not later than ninety (90) days prior to the date of any such extension, the Company or the Executive shall have given notice that it or the Executive, as the case may be, does not wish to have the Term extended and (B) subject to the last sentence of Section 10, if, prior to a Change in Control, the Executive ceases for any reason to be an Officer of the Company and any Subsidiary, thereupon without further action the Term shall be deemed to have expired and this Agreement will immediately terminate upon such cessation and be of no further effect.
(u)    “Voting Stock” means securities of the Company entitled to vote generally in the election of directors.
Section 2.    Operation of Agreement. This Agreement will be effective and binding immediately upon its execution, but, anything in this Agreement to the contrary notwithstanding, this Agreement will not be operative unless and until a Change in Control occurs. Upon the occurrence of a Change in Control at any time during the course of the Term, without further action, this Agreement shall become immediately operative, including without limitation, under the circumstances described in the last sentence of Section 10, notwithstanding that the Term may have theretofore terminated.
Section 3.    Termination Following a Change in Control. (a) In the event of the occurrence of a Change in Control, the Executive’s employment may be terminated by the Company or a Subsidiary during the Protection Period and the Executive shall be entitled to the benefits provided by Section 4 unless such termination is the result of the occurrence of one or more of the following events:
(i)    The Executive’s death;
(ii)    If the Executive becomes permanently disabled within the meaning of, and begins actually to receive disability benefits pursuant to, the long‑term disability plan in effect for, or applicable to, the Executive immediately prior to the Change in Control; or
(iii)    Cause.
If, during the Protection Period, the Executive’s employment is terminated by the Company or any Subsidiary other than pursuant to Section 3(a)(i), 3(a)(ii) or 3(a)(iii), the Executive will be entitled to the benefits provided by Section 4 hereof.
(b)    The Executive may terminate employment with the Company and any Subsidiary for Good Reason during the Protection Period with the right to Severance Compensation as provided in Section 4.
(c)    A termination by the Company pursuant to Section 3(a) or by the Executive pursuant to Section 3(b) will not affect any rights that the Executive may have pursuant to any agreement, policy, plan, program or arrangement of the Company or Subsidiary providing Employee Benefits, which rights shall be governed by the terms thereof, except for any rights to severance compensation to which the Executive may be entitled upon Separation from Service under any severance pay policy, plan, program or arrangement of the Company, which rights shall, during the Protection Period, be superseded by this Agreement.

Section 4.    Severance Compensation. (a) If, following the occurrence of a Change in Control, the Company or Subsidiary terminates the Executive’s employment during the Protection Period other than pursuant to Section 3(a)(i), 3(a)(ii) or 3(a)(iii), or if the Executive terminates his employment during the Protection Period pursuant to Section 3(b), the Company will pay to the Executive the amounts described in Annex A at the times and in the manner described therein.
(b)    Without limiting the rights of the Executive at law or in equity, if the Company fails to make any payment or provide any benefit required to be made or provided hereunder on a timely basis, the Company will pay interest on the amount or value thereof at an annualized rate of interest equal to the so‑called composite “prime rate” as quoted from time to time during the relevant period in the Midwest Edition of The Wall Street Journal, plus 2%. Such interest will be payable as it accrues on demand, but in all cases shall be paid within 2-1/2 months after the end of the Executive’s taxable year in which it accrues. Any change in such prime rate will be effective on and as of the date of such change.
(c)    Notwithstanding any provision of this Agreement to the contrary, the parties’ respective rights and obligations under this Section 4 and under Sections 5, 6, 7, 8, the last sentence of Section 9, 10, 11 and Annex A, and any other provision of this Agreement that by its terms applies following any termination or expiration of this Agreement or the Executive’s Separation from Service following a Change in Control, will survive any termination or expiration of this Agreement or the Executive’s Separation from Service following a Change in Control for any reason whatsoever.
(d)    No Mitigation Obligation. The Company hereby acknowledges that it will be difficult and may be impossible for the Executive to find reasonably comparable employment following his Separation from Service and that the non-competition covenant contained in Section 7 will further limit the employment opportunities for the Executive. In addition, the Company acknowledges that its severance pay plans applicable in general to its salaried employees do not provide for mitigation, offset or reduction of any severance payment received thereunder. Accordingly, the payment of the Severance Compensation by the Company to the Executive in accordance with the terms of this Agreement is hereby acknowledged by the Company to be reasonable, and the Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise, except as expressly provided in Paragraphs (2) and (3) of Annex A.
Section 5.    Payments not Considered for Other Benefits, etc. Payments made pursuant to Paragraphs (1) and (6) of Annex A will be counted for purposes of determining benefits under the SRP, but will not be counted for purposes of any other employee benefit plan. All other payments under this Agreement, including the legal fee and expense reimbursement provided under Section 6 and reimbursements for outplacement counseling provided under Paragraph (9) of Annex A will not be counted for any purpose under any employee benefit plan of the Company. Such payments and payments of severance pay will not be made from any benefit plan funds, and shall constitute an unfunded unsecured obligation of the Company.
Section 6.    Legal Fees and Expenses. (a) It is the intent of the Company that the Executive not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of the Executive’s rights under this Agreement by litigation or otherwise because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, if it should appear to the Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, the Executive the benefits provided or intended to be provided to the Executive hereunder, the Company irrevocably authorizes the Executive from time to time to retain counsel of the Executive’s choice, at the expense of the Company as hereafter provided, to advise and represent the Executive in connection with any such interpretation, enforcement or defense, including without limitation the initiation or defense of any litigation or other legal action, whether by or against the Company or any Director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney‑client relationship between the Company and such counsel, the Company irrevocably consents to the Executive’s entering into an attorney‑client relationship with such counsel, and in that connection the Company and the Executive agree that a confidential relationship shall exist between the Executive and such counsel. Without respect to whether the Executive prevails, in whole or in part, in connection with any of the foregoing, the Company will pay and be solely financially responsible for any and all attorneys’ and related fees and expenses incurred by the Executive in connection with any of the foregoing, which fees shall be paid within five days of the day the Executive submits to the Company an invoice from such counsel for the fees and expenses, which invoice shall be submitted no later than five days prior to the end of the taxable year of the Executive following the year in which the expenses were incurred.
(b)    To ensure that the provisions of this Agreement can be enforced by the Executive, certain trust arrangements (“Trusts”) have been established between Key-Bank National Association, as Trustee (“Trustee”), and the Company. Each of Trust Agreement No. 1 (Amended and Restated Effective June 1, 1997, as amended) (“Trust Agreement No. 1”), Amended and Restated Trust Agreement No. 2 (Effective October 15, 2002, as amended) (“Trust Agreement No. 2”), and Trust Agreement No. 7 dated April 9, 1991, as amended (“Trust Agreement No. 7”), as it may be subsequently amended and/or restated, between the Trustee and the Company, sets forth the terms and conditions relating to payment from Trust Agreement No. 1 of compensation, pension benefits and other benefits pursuant to the Agreement owed by the Company, payment from Trust Agreement No. 2 for attorneys’ fees and related fees and expenses pursuant to Section 6(a) hereof owed by the Company, and payment from Trust Agreement No. 7 of pension benefits owed by the Company. The Executive shall make demand on the Company for any payments due the Executive pursuant to Section 6(a) hereof prior to making demand therefor on the Trustee under Trust Agreement No. 2.
(c)    Upon the earlier to occur of (i) a Change in Control or (ii) a declaration by the Board that a Change in Control is imminent, the Company shall promptly to the extent it has not previously done so, and in any event within five (5) business days:
(A)    transfer to the Trustee to be added to the principal of the Trust under Trust Agreement No. 1 a sum equal to (I) the present value on the date of the Change in Control (or on such fifth business day if the Board has declared a Change in Control to be imminent) of the payments to be made to the Executive under the provisions of Annex A, such present value to be computed using the assumptions set forth in Annex A hereof less (II) the balance in the Executive’s accounts provided for in Trust Agreement No. 1 as of the most recent completed valuation thereof, as certified by the Trustee under Trust Agreement No. 1 less (III) the balance in the Executive’s accounts provided for in Trust Agreement No. 7 as of the most recently completed valuation thereof, as certified by the Trustee under Trust Agreement No. 7; provided, however, that if the Trustee under Trust Agreement No. 1 and/or Trust Agreement No. 7 does not so certify by the end of the fourth (4th) business day after the earlier of such Change in Control or declaration, then the balance of such respective account shall be deemed to be zero. Any payments of compensation, pension or other benefits by the Trustee pursuant to Trust Agreement No. 1 or Trust Agreement No. 7 shall, to the extent thereof, correspondingly discharge the Company’s obligation to pay compensation, pension and other benefits hereunder; and
(B)    transfer to the Trustee to be added to the principal of the Trust under Trust Agreement No. 2 the sum of TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000) less any principal in such Trust on such fifth business day. Any payments of the Executive’s attorneys’ and related fees and expenses by the Trustee pursuant to Trust Agreement No. 2 shall, to the extent thereof, correspondingly discharge the Company’s obligation hereunder. The Executive understands and acknowledges that the entire corpus of the Trust under Trust Agreement No. 2 will be $250,000 and that said amount will be available to discharge not only the obligations of the Company to the Executive under Section 6(a) hereof, but also similar obligations of the Company to other executives and employees under similar provisions of other agreements and plans.
Section 7.    Competitive Activity; Confidentiality; Non-solicitation. (a) During the Term and for the duration of the Continuation Period, if the Executive shall have received or shall be receiving benefits under Section 4, the Executive shall not, without the prior written consent of the Company, engage in any Competitive Activity.
(b)    During the Term, the Company agrees that it will disclose to the Executive its confidential or proprietary information (as defined in this Section 7(b)) to the extent necessary for the Executive to carry out his obligations to the Company. The Executive hereby covenants and agrees that he will not, without the prior written consent of the Company, during the Term or thereafter disclose to any person not employed by the Company, or use in connection with engaging in competition with the Company, any confidential or proprietary information of the Company. For purposes of this Agreement, the term “confidential or proprietary information” will include all information of any nature and in any form that is owned by the Company and that is not publicly available (other than by the Executive’s breach of this Section 7(b)) or generally known to persons engaged in businesses similar or related to those of the Company. Confidential or proprietary information will include, without limitation, the Company’s financial matters, customers, employees, industry contracts, strategic business plans, product development (or other proprietary product data), marketing plans, and all other secrets and all other information of a confidential or proprietary nature. For purposes of the preceding two sentences, the term “Company” will also include any Subsidiary (collectively, the “Restricted Group”). The foregoing obligations imposed by this Section 7(b) will not apply (i) during the Term, in the course of the business of and for the benefit of the Company, (ii) if such confidential or proprietary information will have become, through no fault of the Executive, generally known to the public or (iii) if the Executive is required by law to make disclosure (after giving the Company notice and an opportunity to contest such requirement).

(c)    The Executive hereby covenants and agrees that during the Term and for the duration of the Continuation Period, the Executive will not, without the prior written consent of the Company, on behalf of the Executive or on behalf of any person, firm or company, directly or indirectly, attempt to influence, persuade or induce, or assist any other person in so persuading or inducing, any employee of the Restricted Group to give up, or to not commence, employment or a business relationship with the Restricted Group.
(d)    The Executive further agrees that he shall return, within 10 days of the effective date of his termination as an employee of the Company and any Subsidiary, in good condition, all property of the Company and any Subsidiary then in his possession, including, without limitation, whether in hard copy or in media (i) property, documents and/or all other materials (including copies, reproductions, summaries and/or analyses) which constitute, refer or relate to confidential or proprietary information of the Company or any Subsidiary, (ii) keys to property of the Company or any Subsidiary, (iii) files and (iv) blueprints or other drawings.
(e)    The Executive further acknowledges and agrees that his obligation of confidentiality shall survive until and unless such confidential or proprietary information of the Company or any Subsidiary shall have become, through no fault of the Executive, generally known to the public or the Executive is required by law (after providing the Company with notice and opportunity to contest such requirement) to make disclosure. The Executive’s obligations under this Section are in addition to, and not in limitation or preemption of, all other obligations of confidentiality which the Executive may have to the Company and any Subsidiary under general legal or equitable principles or statutes.
(f)    During the term and for the duration of the Continuation Period, the Executive further agrees that he will not, directly or indirectly:
(i)    induce or attempt to induce customers, business relations or accounts of the Company or any of the Subsidiaries to relinquish their contracts or relationships with the Company or any of the Subsidiaries; or
(ii)    solicit, entice, assist or induce other employees, agents or independent contractors to leave the employ of the Company or any of the Subsidiaries or to terminate their engagements with the Company and/or any of the Subsidiaries or assist any competitors of the Company or any of the Subsidiaries in securing the services of such employees, agents or independent contractors.
Section 8.    Release. Receipt of Severance Compensation and other benefits or amounts by the Executive under this Agreement, to the extent representing new or additional amounts and/or rights, is conditioned upon the Executive executing and delivering to the Company a release substantially in the form provided in Exhibit A. Such release must be executed and delivered by no later than the fifth day following the expiration of the 21-day period referred to in Paragraph 5(c) of Exhibit A, and no payment of any Severance will be made until the expiration of the 7-day revocation period referred to in Paragraph 5(d) of Exhibit A.
Section 9.    Employment Rights. Nothing expressed or implied in this Agreement shall create any right or duty on the part of the Company, a Subsidiary or the Executive to have the Executive remain in the employment of the Company or a Subsidiary at any time prior to or following a Change in Control. A Separation from Service of the Executive or the removal of the Executive from his office or position in the Company or a Subsidiary prior to a Change in Control, for Good Reason or without Cause, shall be deemed to be a Separation from Service of the Executive after a Change in Control for all purposes of this Agreement, but only if such Separation from Service occurs: (a) during the six month period preceding a Change in Control, and (b) following the commencement of discussions with any third person that ultimately resulted in Change in Control.
Section 10.    Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling.
Section 11.    Section 280G. (a) Anything in this Agreement to the contrary notwithstanding, in the event that the Accounting Firm shall determine that receipt of all Payments would subject the Executive to tax under Code Section 4999, the Accounting Firm shall determine whether some amount of Agreement Payments meets the definition of “Reduced Amount.” If the Accounting Firm determines that there is a Reduced Amount, then the aggregate Agreement Payments shall be reduced to such Reduced Amount.
(b)    If the Accounting Firm determines that the aggregate Agreement Payments should be reduced to the Reduced Amount, the Company shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof, and the Executive may then elect, in his or her sole discretion, which and how much of the Agreement Payments shall be eliminated or reduced (as long as after such election the present value of the aggregate Agreement Payments equals the Reduced Amount); provided, that the Executive shall not be permitted to elect to reduce any Agreement Payment that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A, and shall advise the Company in writing of his or her election within ten days of his or her receipt of notice. If no such election is made by the Executive within such ten day period, the Company shall reduce the Agreement Payments in the following order: (1) Agreement Payments which do not constitute “nonqualified deferred compensation” subject to Code Section 409A shall be reduced first; and (2) all other Agreement Payments shall then be reduced, in each case as follows: (i) cash payments shall be reduced before non-cash payments and (ii) payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date. All determinations made by the Accounting Firm under this Section 11 shall be binding upon the Company and the Executive and shall be made within 60 days of the Executive’s Separation from Service. In connection with making determinations under this Section 12, the Accounting Firm shall take into account the value of any reasonable compensation for services to be rendered by the Executive before or after the Change in Control, including any non-competition provisions that may apply to the Executive and the Company shall cooperate in the valuation of any such services, including any non-competition provisions.
(c)    As a result of the uncertainty in the application of Code Section 4999 at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement which should not have been so paid or distributed (each, an “Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement could have been so paid or distributed (each, an “Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the

Internal Revenue Service against either the Company or the Executive which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of the Executive shall be repaid by the Executive to the Company together with interest at the applicable federal rate provided for in Code Section 7872(f)(2); provided, however, that no such repayment shall be required if and to the extent such deemed repayment would not either reduce the amount on which the Executive is subject to tax under Code Section 1 and Code Section 4999 or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive together with interest at the applicable federal rate provided for in Code Section 7872(f)(2).
(d)    All fees and expenses of the Accounting Firm in implementing the provisions of this Section 11 shall be borne by the Company.
(e)    Definitions. The following terms shall have the following meanings for purposes of this Section 11.
(i)    A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Code Section 280G(b)(2)) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise;
(ii)    “Agreement Payment” shall mean a Payment paid or payable pursuant to this Agreement (disregarding this Section 11);
(iii)    “Net After-Tax Receipt” shall mean the present value of a Payment net of all taxes imposed on the Executive with respect thereto under Code Sections 1 and 4999 and under applicable state and local laws, determined by applying the highest marginal rate under Code Section 1 and under state and local laws which applied to the Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Executive shall certify, in the Executive’s sole discretion, as likely to apply to the Executive in the relevant tax year(s);
(iv)    “Accounting Firm” shall mean Grant Thornton LLP, or such other nationally recognized certified public accounting firm as may be designated by the Executive;
(v)    “Reduced Amount” shall mean the amount of Agreement Payments that (x) has a present value that is less than the present value of all Agreement Payments and (y) results in aggregate Net After-Tax Receipts for all Payments that are greater than the Net After-Tax Receipts for all Payments that would result if the aggregate present value of Agreement Payments were any other amount that is less than the present value of all Agreement Payments.
Section 12.    Successors and Binding Agreement. (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.
(b)    This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.
(c)    This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 12(a) and 12(b). Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by the Executive’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 12(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.
(d)    The obligation of the Company to make payments and/or provide benefits hereunder shall represent an unsecured obligation of the Company.
(e)    The Company recognizes that each Executive will have no adequate remedy at law for breach by the Company of any of the agreements contained herein and, in the event of any such breach, the Company hereby agrees and consents that each Executive shall be entitled to a decree of specific performance, mandamus or other appropriate remedy to enforce performance of obligations of the Company under this Agreement.
Section 13.    Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as FedEx or UPS, addressed to the Company (to the attention of the Executive Vice President, Human Resources of the Company) at its principal executive office and to the Executive at his last known address on the Company’s books and records, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.
Section 14.    Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Ohio, without giving effect to the principles of conflict of laws of such State.
Section 15.    Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal,

the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.
Section 16.    Administration of this Agreement.
(a)    In General. This Agreement shall be administered by the Company.
(b)    Delegation of Duties. The Company may delegate any of its administrative duties, including, without limitation, duties with respect to the processing, review, investigation, approval and payment of Severance Compensation under this Agreement, and any severance pay generally, to named administrator or administrators.
(c)    Regulations. The Company shall promulgate any rules and regulations it deems necessary in order to carry out the purposes of this Agreement or to interpret the terms and conditions of this Agreement; provided, however, that no rule, regulation or interpretation shall be contrary to the provisions of this Agreement.
(d)    Claims Procedure. The Company shall determine the rights of any claimant to any Severance Compensation hereunder. Any claimant who believes that he has not received any benefit under this Agreement to which he believes he is entitled, may file a claim in writing with the Executive Vice President, Human Resources. The Company shall, no later than 90 days after the receipt of a claim, either allow or deny the claim by written notice to the claimant. If a claimant does not receive written notice of the Company’s decision on his claim within such 90-day period, the claim shall be deemed to have been denied in full.
A denial of a claim by the Company, wholly or partially, shall be written in a manner calculated to be understood by the claimant and shall include:
(i)    the specific reason or reasons for the denial;
(ii)    specific reference to pertinent provisions of this Agreement on which the denial is based;
(iii)    a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and
(iv)    an explanation of the claim review procedure.
A claimant whose claim is denied (or his duly authorized representative) may, within 30 days after receipt of denial of his claim, request a review of such denial by the Company by filing with the Secretary of the Company a written request for review of his claim. If the claimant does not file a request for review with the Company within such 30-day period, the claimant shall be deemed to have acquiesced in the original decision of the Company on his claim. If a written request for review is so filed within such 30-day period, the Company shall conduct a full and fair review of such claim. During such full review, the claimant shall be given the opportunity to review documents that are pertinent to his claim and to submit issues and comments in writing. The

Company shall notify the claimant of its decision on review within 60 days after receipt of a request for review. Notice of the decision on review shall be in writing. If the decision on review is not furnished to the claimant within such 60-day period, the claim shall be deemed to have been denied on review.
(e)    Revocability of Action. Any action taken by the Company with respect to the rights or benefits under this Agreement of the Executive shall be revocable by the Company as to payments or distributions not yet made to such person, and acceptance of Severance Compensation under this Agreement constitutes acceptance of and agreement to the Company making any appropriate adjustments in future payments or distributions to such person to offset any excess or underpayment previously made to him.
(f)    Requirement of Receipt. Upon receipt of any Severance Compensation hereunder, the Company reserves the right to require any Executive to execute a receipt evidencing the amount and payment of such Severance Compensation.
Section 17.    Amendment and Termination. The Company reserves the right, except as hereinafter provided, at any time and from time to time, to amend, modify, change or terminate this Agreement and/or any action by the Compensation and Organization Committee of the Company’s Board of Directors relating thereto, including any Annex or Exhibit thereto; provided, however, that any such amendment, modification, change or termination that adversely affects the rights of the Executive under this Agreement may not be made without the written consent of the Executive; and provided further that any such amendment or termination shall be made only if permitted in accordance with the requirements of Code Section 409A.
Section 18.    Other Plans, etc. If the terms of this Agreement are inconsistent with the provisions of any other plan, program, contract or arrangement of the Company or any Subsidiary, to the extent such plan, program, contract or arrangement may be amended by the Company or a Subsidiary, the terms of this Agreement will be deemed to so amend such plan, program, contract or arrangement, and the terms of this Agreement will govern.
Section 19.    Construction. The masculine gender, when used in this Agreement, shall be deemed to include the feminine gender and the singular number shall include the plural, unless the context clearly indicates to the contrary.
Section 20.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.
Section 21.    Section 409A. The amounts payable under this Agreement are intended to be exempt or excluded from the application of Code Section 409A, or are otherwise intended to avoid the incurrence of tax penalties under Code Section 409A and, with respect to amounts payable under this Agreement that are subject to Code Section 409A, this Agreement shall in all respects be administered in accordance with Code Section 409A. Each payment under this Agreement shall be treated as a separate payment for purposes of Code Section 409A. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. For clarity, the amounts payable under this Agreement shall only be paid following the Executive’s Separation from Service. If a termination of the Executive’s employment does not constitute a Separation from Service, any amounts payable under this Agreement shall be delayed until after the date Executive incurs a Separation from Service. For clarity, the foregoing provision shall not cause any forfeiture of the payments due to the Executive under this Agreement, but shall only act as a delay until such time as Executive incurs a Separation from Service. Notwithstanding anything herein to the contrary, in the event that the Executive is a “specified employee” within the meaning of Code Section 409A (as determined in accordance with the methodology established by the Company as in effect on the Separation from Service) (a “Specified Employee”), amounts and benefits that constitute “nonqualified deferred compensation” within the meaning of Code Section 409A that would otherwise be payable and or provided under this Agreement during the six-month period immediately following the Separation from Service shall instead be paid, with interest determined as of the Separation from Service, or provided, on the first business day after the date that is six months following the Executive’s Separation from Service (the “Delayed Payment Date”). If the Executive dies following the Separation from Service and prior to the payment of the any amounts delayed on account of Code Section 409A, such amounts shall be paid to the personal representative of the Executive’s estate within 30 days after the date of the Executive’s death. All reimbursements and in-kind benefits provided under this Agreement that constitute “nonqualified deferred compensation” within the meaning of Code Section 409A shall be made or provided in accordance with Code Section 409A, including, without limitation, that (i) in no event shall reimbursements by the Company under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided, that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of in-kind benefits that the Company is obligated to pay or provide in any given calendar year (other than medical reimbursements described in Treas. Reg. § 1.409A‑3(i)(1)(iv)(B)) shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year; (iii) the Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Executive’s remaining lifetime (or if longer, through the 20th anniversary of the Effective Date). Prior to the Change in Control but within the time period permitted by the applicable Treasury Regulations (or such later time as may be permitted under Code Section 409A or any IRS or Department of Treasury rules or other guidance issued thereunder), the Company may, in consultation with the Executive, modify the Agreement, in the least restrictive manner necessary and without any diminution in the value of the payments to the Executive, in order to avoid the incurrence of tax penalties under Code Section 409A.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

CLIFFS NATURAL RESOURCES INC.
By:		Date

Date
[NAME]

CLIFFS NATURAL RESOURCES INC.
SEVERANCE AGREEMENT
ANNEX A
Severance Compensation
(1)    A lump sum payment in an amount equal to the number of years in the Continuation Period multiplied by the sum of (A) Base Pay (at the highest rate in effect during the 5-year period prior to the Executive’s Separation from Service), plus (B) Incentive Pay (in an amount equal to not less than the greatest of (i) the target bonus and/or target award opportunity for the fiscal year immediately preceding the year in which the Change in Control occurs, (ii) the target bonus and/or target award opportunity for the fiscal year in which the Change in Control occurs or (iii) the target bonus and/or target award opportunity for the fiscal year in which the Executive’s Separation from Service occurs). Such payment shall be made by the later of ten (10) business days after the Executive’s Separation from Service or the end of the seven (7) day revocation period described in Paragraph 5(d) of Exhibit A.
(2)    During the Continuation Period, the Company will arrange to provide the Executive with medical and dental benefits that are the same as those that the Executive was receiving or entitled to receive immediately prior to the Executive’s Separation from Service (or, if greater, immediately prior to the Change in Control); provided, however, that if such medical and dental benefits are subject to income tax, the reimbursement of an eligible expense shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the medical or dental expense was incurred. Without otherwise limiting the purposes or effect of Section 4(d) of the Agreement, the medical and dental benefits otherwise receivable by the Executive pursuant to this Paragraph 2 will be reduced to the extent comparable medical and dental benefits are actually received by the Executive from another employer during the Continuation Period following the Executive’s Separation from Service, and any such benefits actually received by the Executive shall be reported by the Executive to the Company.
(3)    For the Continuation Period, the Company will arrange to provide the Executive with Employee Benefits that are welfare benefits, other than medical and dental benefits covered by Paragraph (2) (such “welfare benefits” by their nature exclude stock option, performance share, performance unit, stock purchase, stock appreciation or similar compensatory or incentive benefits), that are the same as those that the Executive was receiving or entitled to receive immediately prior to the Executive’s Separation from Service (or, if greater, immediately prior to the Change in Control); provided, however, that if such welfare benefits are subject to income tax, the amount of expenses eligible for reimbursement, or in-kind benefits provided, during the Executive’s taxable year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year and the reimbursement of an eligible expense shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the welfare benefit expense was incurred. Without otherwise limiting the purposes or effect of Section 4(d) of the Agreement, Employee Benefits otherwise receivable by the Executive pursuant to this Paragraph (3) will be reduced to the extent comparable welfare benefits are actually received by the Executive from another employer during the Continuation Period following the Executive’s Separation from Service, and any such benefits actually received by the Executive shall be reported by the Executive to the Company. Notwithstanding the foregoing to the contrary, no such Employee Benefits that are not excludable from the income of the Executive and are in excess of the then current dollar limit set forth in Code Section 402(g)(1)(B) shall be payable during the first six (6) months after the Separation from Service of the Executive. To the extent that amounts would have been payable during such six (6) month period in excess of such limit, the excess amount shall be payable in the first five (5) days of the seventh (7th) month after his Separation from Service. The Executive shall have the right during such six (6) month period to pay any unpaid part of the premiums on such welfare benefits at his own expense in order for the Executive to keep such welfare benefits in force.
(4)    If and to the extent that any benefit described in Paragraphs (2) and (3) is not or cannot be paid or provided under a policy, plan, program or arrangement of the Company or any Subsidiary, as the case may be, then the Company will itself pay or provide for the payment to the Executive, his dependents and beneficiaries, of such Employee Benefits.
(5)    A payment or series of payments under the SRP in an amount equal to the actuarial equivalent of the Executive’s accrued benefit under the SRP as of the date of his Separation from Service (the “Accrued SRP Payment”) payable commencing as provided under the terms of the SRP, but no sooner than the beginning of the seventh (7th) month after his Separation from Service. In determining such lump sum payment, any benefit under the SRP attributable to the “final average pay” formula of the Pension Plan shall be converted to a lump sum actuarial equivalent as described below and any benefit under the SRP attributable to the “cash balance” formula of the Pension Plan shall be based on the amount that would be the Executive’s account balance under the cash balance formula of the SRP.
(6)    A lump sum payment (the “Non-accrued SRP Payment”) payable within the first five days of the seventh (7th) month after the Executive’s Separation from Service in an amount equal to the actuarial equivalent of the future pension benefits which the Executive would have been entitled to accrue under the SRP during the Continuation Period, as modified by this Paragraph (6) (including Base Salary and Incentive Pay as determined in Paragraph (1) as being the amount earned during such period), if the Executive had remained in the full-time employment of the Company for the entire Continuation Period. In determining such lump sum payment, any benefit under the SRP attributable to the “final average pay” formula of the Pension Plan shall be converted to a lump sum actuarial equivalent as described below and any benefit under the SRP attributable to the “cash balance” formula of the Pension Plan shall be based on the amount that would be the Executive’s account balance under the cash balance formula of the SRP.

Annex A-2

(7)    The calculation of the SRP Payments and its actuarial equivalence shall be made as of the date six (6) months after Executive’s Separation from Service using the assumptions and factors used in the salaried pension plan for similar calculations. Any payment attributable to the “final average pay” formula under the salaried pension plan shall be discounted from the date the Executive would have been eligible to receive an unreduced benefit under such formula (using as his “continuous service” for this purpose the sum of his actual continuous service and the continuous service he would have had during the Continuation Period) to the date of payment using the discount rate specified in the salaried pension plan.
The Company hereby waives the discretionary right, at any time subsequent to the date of a Change in Control, to amend or terminate the SRP as to the Executive as provided in Paragraph 7 thereof or to terminate the rights of the Executive or his beneficiary under the SRP in the event the Executive engages in a competitive business as provided in any plan or arrangement between the Company and the Executive or applicable to the Executive.
This Paragraph (7) shall constitute a “Supplemental Agreement” as defined in Paragraph 1.J of the SRP. The terms of the Agreement and this Annex A shall not replace the SRP with respect to the Executive, but shall take precedence to the extent they are contrary to provisions contained in the SRP.
Payment of the SRP Payment by the Company shall be deemed to be a satisfaction of all obligations of the Company to the Executive under the SRP.
(8)    A lump sum amount equal to:
(A)    any accrued but unpaid Base Pay through the Executive’s Separation from Service, plus
(B)    unless otherwise expressly provided by the applicable policy, plan, program or agreement, the value of any annual bonus or long-term incentive pay (including, without limitation, incentive-based annual cash bonuses, performance units, and retention units but not including any equity-based compensation or compensation provided under a plan intended to be qualified under Code Sections 401(a) and 501(a) or any other plan included in the definition of “qualified plan” for purposes of Code Section 409A): (i) earned but unpaid relating to performance periods ending prior to the date on which the Separation from Service occurred; and (ii) earned or granted with respect to the Executive’s service during the performance periods or retention periods that include the date on which the Executive’s Separation from Service occurred, disregarding any applicable vesting requirements. Amounts payable pursuant to (i) shall be calculated at actual performance, and amounts payable pursuant to (ii) shall be calculated at the plan target rate.

Annex A-3

Such payment shall be made by the later of ten (10) business days after the Executive’s Separation from Service or the end of the seven (7) day revocation period described in Paragraph 5(d) of Exhibit A.
(9)    Reasonable outplacement services by a firm selected by the Executive, at the expense of the Company in an amount up to 15% of the Executive’s Base Pay. Such outplacement services shall be provided within a period ending no later than the end of the second taxable year of the Executive following the year in which the Executive’s Separation from Service occurred and the fees for such services shall be paid by the Company within five days of receipt of an invoice from the outplacement provider for its services or within five days of the time the Executive presents the provider’s invoice for such services to the Company, provided in either case that the invoice shall be submitted no later than five days prior to the end of the third taxable year of the Executive following the year in which his Separation from Service occurred.
(10)    Post-retirement medical, hospital, surgical and prescription drug coverage for the lifetime of the Executive, his spouse and any eligible dependents that are the same as that which would have been furnished on the day prior to the Change in Control to the Executive if he had retired on such date with full eligibility for such benefits. Such retiree medical coverage shall have a level of employer subsidy, if any, as the Executive would have had upon his retirement or Separation from Service as of the end of the Continuation Period determined in accordance with the terms of the Plan immediately prior to the Change in Control. Such retiree medical coverage will not start until after the end of the Continuation Period during which he will be provided with active employee medical coverage pursuant to Paragraph (2) above; provided, however, that if such retiree medical coverage is subject to income tax, the payment of an eligible retiree medical expense amount shall be made on or before the last day of the Executive’s taxable year following the taxable year in which that retiree medical expense was incurred.

Annex A-4

CLIFFS NATURAL RESOURCES INC.
SEVERANCE AGREEMENT
EXHIBIT A
Form of Release
WHEREAS, the Executive’s employment has been terminated in accordance with Section 3 of the Severance Agreement (the “Agreement”) dated as of __________________ between the Executive and Cliffs Natural Resources Inc.; and WHEREAS, the Executive is required to sign this Release in order to receive the Severance Compensation (as such term is defined in the Agreement) and other benefits or amounts by the Executive provided under the Agreement, to the extent representing new or additional amounts and/or rights;
NOW, THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Executive agrees as follows:
1.    This Release is effective on the date hereof and will continue in effect as provided herein.
2.    In consideration of the payments to be made and the benefits to be received by the Executive pursuant to the Agreement, which the Executive acknowledges are in addition to payments and benefits which the Executive would be entitled to receive absent the Agreement (other than severance pay and benefits under any other severance plan, policy, program or arrangement sponsored by Cliffs Natural Resources Inc.), the Executive, for himself and his dependents, successors, assigns, heirs, executors and administrators (and his and their legal representatives of every kind), hereby releases, dismisses, remises and forever discharges Cliffs Natural Resources Inc., its predecessors, parents, subsidiaries, divisions, related or affiliated companies, officers, directors, stockholders, members, employees, heirs, successors, assigns, representatives, agents and counsel (the “Company”) from any and all arbitrations, claims, including claims for attorney’s fees, demands, damages, suits, proceedings, actions and/or causes of action of any kind and every description, whether known or unknown, which the Executive now has or may have had for, upon, or by reason of any cause whatsoever (“claims”), against the Company, including but not limited to:
(a)    any and all claims arising out of or relating to the Executive’s employment by or service with the Company and his termination from the Company other than any claims arising under the Agreement or under any employee benefit programs or executive compensation programs not specifically addressed in the Agreement;

Annex A-5

(b)    any and all claims of discrimination, including but not limited to claims of discrimination on the basis of sex, race, age, national origin, marital status, religion or handicap, including, specifically, but without limiting the generality of the foregoing, any claims under the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, Ohio Revised Code Section 4101.17 and Ohio Revised Code Chapter 4112, including Sections 4112.02 and 4112.99 thereof; and
(c)    any and all claims of wrongful or unjust discharge or breach of any contract or promise, express or implied.
3.    The Executive hereby gives up any and all rights or claims to be a class representative or otherwise participate in any class action on behalf of any employee benefit plan of the Company or any Subsidiary.
4.    The Executive understands and acknowledges that the Company does not admit any violation of law, liability or invasion of any of his rights and that any such violation, liability or invasion is expressly denied. The consideration provided for this Release is made for the purpose of settling and extinguishing all claims and rights (and every other similar or dissimilar matter) that the Executive ever had or now may have against the Company to the extent provided in this Release. The Executive further agrees and acknowledges that no representations, promises or inducements have been made by the Company other than as appear in the Agreement.
5.    The Executive further agrees and acknowledges that:
(a)    The release provided for herein releases claims to and including the date of this Release;
(b)    He has been advised by the Company to consult with legal counsel prior to executing this Release, has had an opportunity to consult with and to be advised by legal counsel of his choice, fully understands the terms of this Release, and enters into this Release freely, voluntarily and intending to be bound;
(c)    He has been given a period of 21 days, commencing on the day after his Separation from Service, to review and consider the terms of this Release, prior to its execution and that he may use as much of the 21 day period as he desires; and
(d)    He may, within 7 days after execution, revoke this Release. Revocation shall be made by delivering a written notice of revocation to the Executive Vice President, Human Resources at the Company. For such revocation to be effective, written notice must be actually received by the Executive Vice President, Human Resources at the Company no later than the close of business on the 7th day after the Executive executes this Release. If Executive does exercise his right to revoke this Release, all of the terms and conditions of the Release shall be of no force and effect and the Company shall not

Annex A-6

have any obligation to make payments or provide benefits to the Executive otherwise required as a result of the Agreement.
6.    The Executive agrees that he will never file a lawsuit or other complaint asserting any claim that is released in this Release.
7.    The Executive waives and releases any claim that he has or may have to reemployment after __________________.
IN WITNESS WHEREOF, the Executive has executed and delivered this Release on the date set forth below.
Dated:

EXECUTIVE
By:
Name:

Annex A-7